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                                                                    EXHIBIT 10.9




September 9, 1998

Mr. Thomas E. Moore
10 Lynn Road
Englewood, Colorado 80110

Dear Mr. Moore:

This letter is intended to set forth various arrangements in connection with your employment with KaStar Satellite Communications Corp. (the "Company").

INITIAL EMPLOYMENT

You are being hired, effective October 1, 1998, to serve as Chief Executive Officer of the Company. Your initial salary will be at the rate of $225,000 per year, with a year-end cash bonus at the discretion of the board of directors of the Company. In addition, upon execution of this letter agreement you will be paid $50,000 as a one-time signing bonus in lieu of relocation and placement expenses. You will receive all standard Company executive benefits, including without limitation, if offered, 401K match, health benefits and life insurance. With respect to salary, benefits and equity incentives, you will be treated no less favorably than other senior management.

SEVERANCE ARRANGEMENTS

In the event that your employment with the Company is terminated by the Company without "Cause" (as defined below), you will be entitled to receive twelve months of your base salary at the time of termination (without giving effect to any reduction in salary occurring at any time prior to such termination) as severance pay, payable in equal monthly installments commencing the day of such termination, provided that you execute and deliver to the Company, and not revoke, a full release of all potential claims against the Company reasonably satisfactory in form and substance to the Company. For purposes of this letter, the Company will be deemed to have terminated your employment without Cause if you voluntarily terminate employment with the Company because (a) you are required by the Company to relocate away from the Denver, Colorado metropolitan area or to accept a reduction in base salary or benefits or (b) of a breach of the Company's representations and warranties.

If at any time during the severance pay period associated with a termination or deemed termination of your employment by the Company without Cause, the Company fails to make any such payment on the date due or within 10 days after written notice to the Company in accordance with the Stock Option Agreement (described below) that such payment is delinquent, you will automatically be released in full from all further obligations under the Noncompetition Agreement you are executing contemporaneously with the signing of this letter, as described below (the "Noncompetition Agreement"), and notwithstanding any such Noncompetition Agreement release in the case of such

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termination or deemed termination without Cause, the Company will remain liable for payment in full of all of the twelve months' of severance payments remaining unpaid.

If you voluntarily terminate employment with the Company (except as described in the last sentence of the first paragraph under this heading "Severance Arrangements"), you will be entitled to twelve months of your base salary at the time of such termination (without giving effect to any reduction in salary occurring at any time prior to such termination) as severance pay, provided that the Company will not be obligated to pay any such severance otherwise payable after the date it delivers written notice to you releasing you in full from all further obligations under the Noncompetition Agreement.

"Cause" for termination will exist if you have engaged in (a) fraud, embezzlement or any other crime involving moral turpitude, (b) gross or willful neglect of duty, (c) material breach of any material Company written employee policy or procedure, including but not limited to the Company's code of business conduct, (d) unauthorized disclosure or use of any material confidential information or trade secrets of the Company, (e) material breach of any material document or instrument you sign or furnish to the Company, including without limitation any stock option or employment agreement, or (f) breach of fiduciary obligation to the Company, in each case that continues after written notice from the Company.

In the event you and the Company are not able to agree as to whether your termination was for Cause and cannot resolve the issue through a negotiated settlement within ten days following the date of termination of employment (the "Settlement Period"), then following the expiration of the Settlement Period, you or the Company may initiate mandatory, binding arbitration proceedings with the American Arbitration Association in Denver, Colorado. The arbitrator will be a lawyer then actively engaged in the practice of law. The arbitrator's decision, including preliminary rulings, shall be binding upon both you and the Company and enforceable in a court of law. Both you and the Company hereby agree to waive any right to seek judicial determination of whether your termination was for Cause. Absent a negotiated settlement within the Settlement Period or initiation of arbitration as described above, the Company's determination shall be final. Each party shall bear its or his own costs and expenses (including without limitation, attorneys' fees) of arbitration unless the arbitrator determines otherwise in his award. All arbitration proceedings, including settlements and awards, arising out of this letter agreement will be treated as confidential by you, and the Company.


In addition to the termination benefits described above, you will also be entitled to any other severance benefits that are provided generally to employees of the Company, as well as any rights you may have pursuant to COBRA with respect to the continuation of medical insurance coverage.

OPTIONS

Contemporaneously with signing of this letter agreement, the Company and you will enter into a Stock Option Agreement in the form attached as Exhibit A to this letter (the "Stock Option Agreement").


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In addition, the Company will cause issuance to you, by each other entity in which the Company holds a direct or indirect interest that is pursuing development of any Ka-band satellite opportunity or arising out of the Rights (as defined below), of options to acquire the equivalent of 7% of the total equity (on a fully diluted basis) in each such entity, calculated through the earlier of September 15, 2004 or the initial public offering of the applicable entity. Such options will be granted as of the date the Company acquires its direct or indirect interest in the entity. Vesting will be at the rate of 33-1/3% annually, commencing September 15, 1999, and the option will expire at the end of the 10-year term applicable under the Stock Option Agreement. Other provisions of any such option, including without limitation the option price per share/percentage interest, will be as specified in the Stock Option Agreement, with only those changes as necessary to reflect the different identity of the issuer (and if applicable, its organizational status if it is not a corporation). For purposes of this Agreement, the "Rights" refer to Federal Communications Commission authorizations issued to the Company dated May 9, 1997 to construct, launch and operate geostationary Ka-band communications satellites at 109.2 degrees W.L. and 73 degrees W.L. and the 2 applications filed December 22, 1997 by KaStarcom.World Satellite, LLC with the Federal Communications Commission for authorizations to construct, launch and operate geostationary Ka-band communications satellites at 175 degrees E.L. and 52 degrees E.L. and any authorization granted pursuant to such application, including any extensions, renewals, amendments or proceeds of any of the foregoing.

COMPANY REPRESENTATIONS AND WARRANTIES

The Company makes the following representations and warranties, as of the date of this letter, on which Moore is relying in entering into the employment and other arrangements described or referred to in this letter:

1. The authorized capital stock of the Company consists solely of 1,000,000 shares of voting common stock, no par value, of which a total of 1,000 shares are issued and outstanding.

2. Except as provided in the Convertible Loan Agreement dated as of August 20, 1998, between the Company and DirectCom Networks, Inc. (the "Convertible Loan Agreement"), there are no outstanding or authorized
         (i) securities of the Company convertible into or exchangeable or exercisable for any shares of its capital stock, (ii) subscriptions, options, warrants, calls, rights, commitments, or other agreements or obligations of any kind obligating the Company to issue any additional shares of its capital stock or any other securities convertible into or evidencing the right to acquire or subscribe for any shares of its capital stock.

3. The Company has $2,400,000 in working capital, which is uncommitted except commitments to Loral Corporation and for office lease obligations previously disclosed to you.

4.       The Company confirms that the representations and warranties in Section
         3.12 of the Convertible Loan Agreement are complete and correct. The Company's affiliate,


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         KaStarcom.World Satellite, LLC ("LLC"), a Delaware limited liability company filed applications, which are currently pending with the Federal Communications Commission, for authorizations to construct, launch and operate geostationary Ka-band communications satellites at 175 degrees E.L. and 52 degrees E.L. (the "FCC Applications"). The FCC Applications are correct and complete and are in proper form, and LLC is legally qualified to hold the licenses that are the subject of the FCC Applications, if and when granted. The Company will cause LLC to diligently pursue the granting of licenses pursuant to the FCC Applications. To the Company's best knowledge, no party has objected to the FCC Applications and no investigations are pending or threatened with respect to the FCC Applications.

BOARD OF DIRECTORS REPRESENTATION

Contemporaneously with signing of this letter agreement, the Company will deliver to you a letter in form satisfactory to you with respect to the agreement by the controlling stockholder of the Company to vote its stock in the Company to elect a designee selected by you to the board of directors of Company at all times while you are an employee of the Company.

NONCOMPETITION AGREEMENT

Contemporaneously with signing of this letter agreement, you will enter into the Noncompetition Agreement in the form attached as Exhibit B to this letter, provided that you receive an option agreement in the form attached as Exhibit C, granting you the right to acquire the equivalent of 7% of the ownership interests in LLC and in any entity in which LLC holds a direct or indirect interest that is pursuing development of any Ka-band satellite opportunity or arising out of the Rights, substantially equivalent to those described in this letter and the Stock Option Agreement.


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If the above letter and attached Exhibits accurately reflect our agreement with respect to these matters, please execute both copies of this letter as indicated below and return one signed copy to me.

Very truly yours,

KaStar Satellite Communications Corp.

By /s/ David M. Drucker
   -------------------------
David M. Drucker,  President

The foregoing letter agreement is hereby agreed to this 9th day of September, 1998.


/s/ Thomas E. Moore
----------------------------
Thomas E. Moore


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                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is entered into between Thomas E. Moore ("Employee") and KaStar Satellite Communications Corp., a Delaware corporation (the "Company"), and is dated as of May 23, 1999.

         WHEREAS, Employee and the Company's predecessor in interest, KaStar Satellite Communications Corp., a Colorado corporation, entered into a letter agreement dated September 9, 1998 (the "Employment Agreement");

         WHEREAS, the Employee and the Company desire to amend the terms of the Employment Agreement.

         NOW THEREFORE, for and in consideration of the mutual promises and covenants herein contained, it is mutually covenanted and agreed by the parties hereto as follows:

         1. Ratification of Employment Agreement. The Company hereby ratifies and assumes all obligations under the Employment Agreement. Except as expressly set forth in this Amendment, all terms of the Employment Agreement will remain unchanged and in full force and effect.

         2. Employment At Will. The Company and the Employee agree and acknowledge that the Employee's employment with the Company may be terminated by the Employee or the Company at any time, with or without cause and with or without notice. Any contrary oral representations or agreements which may have been made to Employee are superseded by this Amendment. The at-will nature of the Employee's employment described in this Amendment, together with the express terms of the Employment Agreement, shall constitute the entire agreement between the Employee and the Company concerning the circumstances under which either the Employee or the Company may terminate the employment relationship. No person affiliated with the Company has the authority to enter into any oral agreement that changes the terms of the Employment Agreement or the at-will nature of the Employee's employment. The at-will term of Employee's employment can only be changed in a writing signed by Employee and any other authorized officer of the Company, which expressly states the intention to modify the at-will term of Employee's employment.

         3. No Change to Rights Under Employment Agreement. Nothing in this Amendment shall alter in any way the rights or obligations of the Company or the Employee as set forth in the Employment Agreement, including, but not limited to, the Employee's right to severance (as stated in the Employment Agreement).


                                           KaStar Satellite Communications Corp.



                                           /s/ David M. Brown
                                           ------------------------------
                                           David M. Brown, Vice-President


                                           /s/ Thomas E. Moore
                                           ------------------------------
                                           Thomas E. Moore



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